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Exhibit 10.10

NON-EXCLUSIVE LICENSE AGREEMENT

             THIS NON-EXCLUSIVE LICENSE AGREEMENT is entered into by and between West Virginia University Research Corporation (referred to in this Agreement as “WVURC” or “Licensor”), acting for and in behalf of West Virginia University, having its principal office at 886 Chestnut Ridge Road, Morgantown, West Virginia, and IAS Communications Inc., having a place of business located at Suite 1103 – 11871 Horseshoe Way, Richmond, British Columbia V7A 5H5 Canada (referred to in this Agreement as “LICENSEE”).

             WHEREAS, WVURC is the owner of certain technology related to contrawound toroidal helical antennas; and

             WHEREAS, LICENSEE desires to obtain a non-exclusive license for the commercial development, manufacture, use and sale of the said technology; and

             WHEREAS, WVURC is willing to grant a royalty bearing, worldwide, non-exclusive license to the said technology to LICENSEE on the terms set forth herein.

             NOW, THEREFORE, WITNESSETH, that for and in consideration of the mutual promises and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of all of which are hereby acknowledged, the parties hereto expressly agree as follows:

1.            Definitions

               A.              As used in this Agreement, “TECHNOLOGY” means the PATENT RIGHTS.

               B.              “PATENT RIGHTS” means WVURC’s rights arising from the U.S. patents or applications, including any continuing applications, divisionals, and reissues thereof, and the patents issuing from applications which are identified in Schedule 1 attached to this Agreement.

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               C.              In this Agreement, the term “LICENSED METHOD” means any method or process, the use of which would constitute an infringement of a patent or patent application identified in Schedule 1 in the absence of the license granted to LICENSEE in this Agreement.

                D.              “LICENSED PRODUCT” means any article of manufacture or product which, in the absence of the license granted to LICENSEE in this Agreement, would infringe a claim of a patent or patent application identified in Schedule 1.

               E.              “LICENSED INVENTION” means any LICENSED PRODUCT or LICENSED METHOD.

               F.              “SALES” means the sale, lease, or other transaction for consideration of a LICENSED PRODUCT, or practicing a LICENSED METHOD in exchange for consideration.

               G.              In this Agreement, the term “NET SALES” means SALES by LICENSEE and its sublicensees, if any, less (a) sales returns; (b) normal and customary allowances; (c) trade discounts; (d) sales to the U.S. Government pursuant to Paragraph 4.B. of this Agreement; and (e) transportation charges, duties and tariffs if separately stated on an invoice, but before the deduction of sales and excise taxes, costs of insurance, and agents’ commissions.

2.             Grant

               A.              WVURC grants to LICENSEE, and LICENSEE hereby accepts, subject to the provisions of this Section, a non-exclusive license to make, have made, use, import, sell and offer to sell LICENSED INVENTIONS under the PATENT RIGHTS, with a right to sublicense others under the terms of Section 3 of this Agreement.

               B.              Rights not expressly granted to LICENSEE in this Agreement are expressly reserved to WVURC.

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               C.              WVURC expressly reserves the right to use the TECHNOLOGY in any manner, including, without limitation, the right to license to others and the right to make, have made and use LICENSED INVENTIONS for any commercial or noncommercial purpose.

               D.              [Intentionally Omitted].

               E.              Under Title 35 U.S.C. Section 203, the United States Government has the right to require LICENSEE to grant a non-exclusive, partially exclusive or exclusive license under the PATENT RIGHTS in any field of use to a responsible applicant or applicants in accordance with 48 C.F.R. § 27.304 -1(g).

               F.              LICENSEE will make available to WVURC and will grant an irrevocable, paid-up, royalty-free non-exclusive license to WVURC to make, have made, use, and have used any improvements or developments to the TECHNOLOGY made by LICENSEE for any purpose permitted under this Agreement.

3.            Sublicenses

               A.              Subject to the prior approval of WVURC, which approval may be withheld for any reason, WVURC grants to LICENSEE the right to grant sublicenses to third parties to make, have made, use, import and sell LICENSED INVENTIONS in which LICENSEE has rights under this Agreement. Sublicenses granted under this clause must contain all of the conditions, restrictions and reservations of this Agreement and must preserve the rights and reservations of WVURC under this Agreement.

               B.              LICENSEE agrees to provide WVURC with a copy of each sublicense at least thirty (30) days prior to its execution.

               C.              LICENSEE agrees to pay to WVURC the payments specified in Section 4 of this Agreement. With respect to any sublicense,

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this obligation shall continue as long as a sublicense granted by LICENSEE is in effect, and shall be deemed to be an obligation of LICENSEE to WVURC, whether or not royalty payments are actually received by LICENSEE from its sublicensees.

               D.              LICENSEE agrees to deliver to WVURC copies of all progress and financial reports delivered to LICENSEE by LICENSEE’s sublicensees. With respect to any sublicense, this obligation continues as long as a sublicense granted by LICENSEE is in effect

               E.              Termination of this Agreement by either party shall automatically operate as a termination of each sublicense granted by LICENSEE.

4.            Fees and Royalties

               A.              As consideration for the rights, privileges and license granted under this Agreement, LICENSEE agrees to pay to WVURC the fees and royalties set forth below:

                                 1.              An Annual License Fee of Three Thousand Dollars ($3,000.00) payable no later than January 15 of each calendar year during the term of this Agreement beginning in January, 2005. WVURC acknowledges that it has received from LICENSEE the $3,000.00 annual license fee for the calendar year 2005;

                                 2.              A royalty of Ten (10%) percent of NET SALES during the term of this License Agreement; and

                                 3.              Fifty (50%) percent of other payments, including, but not limited to, Sublicense Revenue and annual fees received from sublicensee(s) for use of LICENSED INVENTIONS. For purposes of this Agreement, the term “Sublicense Revenue” shall mean all cash, sublicensing fees, royalties and all other payments and credits, or, in the event of non-cash consideration, the cash equivalent thereof, paid to or received by LICENSEE from sublicensees of LICENSEE of its rights hereunder, other than research and development funding paid to LICENSEE

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to conduct research on the Licensed Products.

               B.              Royalty payments are to be calculated based on NET SALES during the quarterly periods extending from January 1 through March 31 (first quarter), April 1 through June 30 (second quarter), July 1 through September 30 (third quarter), and from October 1 through December 31 (fourth quarter) of each calendar year, for as long as this Agreement remains in effect. Royalty payments for the first, second, third and fourth quarters are due on April 30, July 30, October 30, and January 30, respectively, of each year. The first royalty payment due under this Agreement is based on NET SALES from the effective date of this License Agreement until the end of the quarterly period, which includes such effective date.

               C.              All payments due to WVURC shall be paid in U.S. currency to WVURC, at the address set forth in Section 19 of this Agreement.

5.            Diligence

               A.              LICENSEE will use its best efforts to commercialize one or more LICENSED INVENTIONS through a program for commercial exploitation of the PATENT RIGHTS, throughout the Term of this Agreement.

               B.              This Section 5 is a material condition of this Agreement, in the absence of which the license conveyed under Section 2 of this Agreement would not have been granted.

6.            Reports

               A.              LICENSEE shall submit semiannual progress reports to WVURC on the dates that second quarter and fourth quarter royalty payments are due, when any payment is made. The progress reports shall describe LICENSEE’s activities related to the development of the TECHNOLOGY and the securing of approvals necessary for commercialization of the TECHNOLOGY, including but not limited to LICENSEE’s

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progress towards commercialization; any problems encountered; LICENSEE’s pre-commercialization marketing efforts; any variations from the LICENSEE’s business plan; the expected product launch date; any improvements, new patents, derivative works, etc. arising from LICENSEE’s work; the first commercial sale of products in the United States; the first commercial sale of products outside the United States; sales, production or other royalty-generating activity; royalty calculations and royalties due; continued efforts in evolving the product/service; improvements; sublicenses; foreign registrations, licenses, commercialization, etc.; any problems which would potentially affect this Agreement; any infringement of the intellectual property rights licensed under this Agreement; and any potential litigation involving the licensed intellectual property rights. Reports marked by LICENSEE as proprietary financial or business information of LICENSEE will be treated by WVURC as proprietary information.

               B.              LICENSEE shall submit quarterly financial reports to WVURC on the dates that payments of royalties are due under Section 4 of this Agreement. Such reports must be submitted whether or not any payment is actually made. The financial reports shall be certified by an officer of LICENSEE, and must specify the period for which royalty payments are calculated, must show total SALES or commercial uses made of LICENSED INVENTIONS by LICENSEE and any sublicensee(s) during the reporting period, and all other necessary information for WVURC to determine the royalties due and paid for the particular reporting period, including but not limited to LICENSEE’s fiscal year; U.S. Government, domestic and foreign sales of licensed products; a description of the licensed products; unit prices (sale, lease, and/or use); the number of units sold or leased; gross sales; net sales; royalties due in U.S. dollars; foreign sales by country; the currency exchange rate applied, if any. If no

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SALE, sublicense, or use of licensed product or licensed method has been made during a reporting period, a statement to this effect shall be made. Reports marked by LICENSEE as proprietary financial or business information of LICENSEE will be treated as such by WVURC.

7.            Books and Records

               A.              LICENSEE shall keep books and records according to Generally Accepted Accounting Principles, accurately showing all SALES of LICENSED PRODUCTS or use of the LICENSED METHODS by LICENSEE or sublicensees under the terms of this Agreement. Such books and records shall be open to confidential inspection and audit by representatives or agents of WVURC at reasonable times, but in no event more than once for each calendar year, for the purpose of verifying the accuracy of the semiannual financial and progress reports and the royalties due. LICENSEE may request that any such inspection and audit be conducted by an independent auditor, in which event LICENSEE will pay the costs of the auditor.

               B.              The fees and expenses of WVURC’s representatives performing the inspection and audit will be borne by WVURC. However, if the audit discloses an error in royalties owed to WVURC of five (5%) percent or more of royalties paid to WVURC during the audit period, then LICENSEE will pay the fees and expenses of said representatives within fifteen (15) days after receipt of an invoice.

               C.              The books and records required by this Section 7 shall be preserved by the LICENSEE for at least five (5) years from the date that the royalty payments were due.

8.            Term of the License Agreement

               A.              The term of this Agreement shall be deemed to have commenced on the 15th day of January, 2005.

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               B.              This Agreement shall remain in effect until the expiration of the last to expire of the patents included within WVURC’s PATENT RIGHTS, unless sooner terminated by WVURC or LICENSEE in accordance with the terms of this Agreement (the “Term”).

9.            Termination by WVURC

               A.              If LICENSEE fails to deliver to WVURC any report when due, or fails to pay any royalty or fee when due, or if LICENSEE breaches any other material term of this Agreement, WVURC may give written notice of default to LICENSEE. If LICENSEE fails to cure the default within twenty (20) days from the date of delivery of such notice of default to LICENSEE, WVURC shall have the right to terminate this Agreement. This Agreement will terminate upon delivery of written notice of termination to LICENSEE. Termination shall not relieve the LICENSEE of its obligation to pay any royalty, license or other fees due or owing at the time of termination and shall not impair any accrued right of WVURC hereunder.

               B.              LICENSEE agrees to provide notice to WVURC of its intention to file a voluntary petition in bankruptcy or, where known to LICENSEE, of another party’s intention to file an involuntary petition in bankruptcy for LICENSEE, said notice to be received by WVURC at least twenty (20) days prior to filing such petition. WVURC may terminate this Agreement immediately upon receipt of such notice at its sole discretion. LICENSEE’s failure to provide such notice to WVURC will be deemed a material, pre-petition, incurable breach of this Agreement and this Agreement will terminate automatically on the date of filing such voluntary or involuntary petition in bankruptcy.

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10.          Termination by Licensee

               A.              LICENSEE may terminate this Agreement by giving written notice to WVURC. Such termination will be effective twenty (20) days from the date of delivery of the notice, and all LICENSEE’s rights under this Agreement will cease as of that date.

               B.              If LICENSEE exercises its option to terminate this Agreement without cause, LICENSEE agrees to pay WVURC the Annual License Fee specified above multiplied by the number of years remaining in the term of Agreement (from the date of notification of termination to the expiration of the last to expire of the patents included within WVURC’s PATENT RIGHTS) in a lump sum as liquidated damages, and not as a penalty, on the effective date of termination.

               C.              Termination pursuant to this Section shall not relieve LICENSEE of any obligation or liability accrued by LICENSEE prior to the effective date of termination or affect any rights of WVURC arising under this Agreement prior to termination.

11.          Patent Prosecution, Maintenance and Disclaimer

               A             . At LICENSEE’s sole cost, it may prosecute and maintain any U.S. patent applications for improvements to the TECHNOLOGY. WVURC agrees to reasonably cooperate with LICENSEE, upon LICENSEE’s request and at its expense, with respect to any such patent prosecution. WVURC shall be the owner of any resulting patent from any application subject of this paragraph.

               B.              WVURC will be responsible for all costs incurred by it up to the effective date of this Agreement for filing and prosecuting the U.S. patents and patent applications and Patent Cooperation Treaty (PCT) applications identified in Schedule 1 of this Agreement. Provided,

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however, that LICENSEE shall be responsible for all maintenance, annuity and other fees related to the PATENT RIGHTS throughout the Term of this Agreement.

12.           Use of Names, Trade Names and Trademarks; Nondisclosure of Agreement Terms

                A.             Nothing contained in this Agreement confers any right to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of either party to this Agreement or West Virginia University (including any contraction, abbreviation, or simulation of any of the foregoing). Unless required by law, the use of the names “West Virginia University”, “West Virginia University Research Corporation” or the name of any facility, department, campus or division of either is expressly prohibited.

               B.              WVURC may disclose to third parties the existence of this Agreement, but agrees not to disclose information identified as confidential by LICENSEE, except if WVURC is required by law to disclose such information.

               C.              LICENSEE may disclose to third parties the existence of this Agreement and its terms and conditions to the extent determined appropriate by LICENSEE.

13.          Warranty and Disclaimer

               A.              WVURC warrants that it, or West Virginia University, is the lawful owner of the PATENT RIGHTS.

               B.              THE TECHNOLOGY IS PROVIDED AS IS, WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. WVURC MAKES NO REPRESENTATION OR WARRANTY THAT THE LICENSED PRODUCTS OR LICENSED METHODS WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT. IN NO EVENT WILL WVURC BE LIABLE FOR ANY INCIDENTAL, SPECIAL, OR CONSEQUENTIAL

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DAMAGES RESULTING FROM EXERCISE OF THIS LICENSE OR THE USE OF LICENSED PRODUCTS OR LICENSED METHODS.

               C.              Nothing in this Agreement shall be construed as:

                              (i)              a warranty or representation by WVURC as to the validity or scope of WVURC’s PATENT RIGHTS;

                              (ii)             an obligation to bring or prosecute actions or suits against third parties for patent infringement, except as provided in Section 14 of this Agreement;

                              (iii)            conferring by implication, estoppel, or otherwise any license or rights under any patents of WVURC other than WVURC’s PATENT RIGHTS; or

                              (iv)             an obligation by WVURC to furnish any know-how, technical assistance, or technical data other than as stated in Section 2 above.

               D.              NEITHER WVURC NOR ANY OF ITS EMPLOYEES, AGENTS OR CONTRACTORS MAKES ANY WARRANTY, EXPRESS OR IMPLIED, OR ASSUMES ANY LEGAL LIABILITY OR RESPONSIBILITY FOR THE ACCURACY, COMPLETENESS, OR USEFULNESS OF ANY SOFTWARE, INFORMATION, APPARATUS, PRODUCT, OR PROCESS DISCLOSED, OR REPRESENTS THAT ITS USE WOULD NOT INFRINGE PRIVATELY OWNED RIGHTS OF ANY THIRD PARTIES.

14.          Infringement

               A.              In the event that either party to this Agreement learns of the infringement of any of WVURC’s PATENT RIGHTS, that party will inform the other party in writing and will provide the other party with evidence of the infringement to the extent available.

               B.              WVURC and LICENSEE will cooperate to terminate the infringement without litigation.

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               C.              If the efforts of WVURC and LICENSEE are not successful in resolving the infringement within sixty (60) days after the infringer has been formally notified of WVURC PATENT RIGHTS, WVURC has the right to:

a.	commence suit on its own account;

b.	commence suit jointly with LICENSEE; or

c.	refuse to participate in a suit.

WVURC will give written notice to LICENSEE, of its election, within ten (10) business days after the expiration of the sixty (60) day period specified above. If WVURC elects not to commence suit or not to commence suit jointly with LICENSEE, then LICENSEE shall have the right to commence suit and, if required by law, WVURC will join the suit as party plaintiff, if the infringement occurred during the term of this Agreement and in a country where LICENSEE had rights under this Agreement.

               D.              Any legal action brought under this Section will be at the expense of the party initiating the legal action. LICENSEE will bear all expenses of any action brought by LICENSEE under this Section, including attorneys’ fees and costs of both parties in defending any declaratory judgment actions or counterclaims brought by the alleged infringer. If legal action is brought by LICENSEE, WVURC shall be entitled to twenty-five (25%) percent of any damage recovery based on lost profits of LICENSEE, or a reasonable royalty or both. Legal action brought jointly by WVURC and LICENSEE and fully participated in by both will be at the joint expense of WVURC and LICENSEE and all recoveries will be shared jointly by them in proportion to the share of expenses paid by each.

               E.              Each party will cooperate with the other in proceedings instituted hereunder, provided expenses are borne by the party

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bringing suit. Litigation will be controlled by the party bringing suit, except that WVURC will control the litigation if brought jointly. WVURC may be represented by its choice of counsel in any suit brought by LICENSEE.

               F.              Neither party will settle or compromise any suit without the other party’s written consent, which consent will not be unreasonably withheld.

15.          Waiver

               A.              No waiver by either party of any breach or default of any of the covenants or terms of this Agreement will be deemed a waiver as to any prior, subsequent and/or similar breach or default.

16.          Assignability

               A.              This Agreement may be assigned by WVURC, but is personal to LICENSEE and assignable by LICENSEE only with the prior written consent of WVURC, which consent may be withheld for any reason.

               B.              In the event that a controlling interest in LICENSEE is obtained by an entity different than the entity having a controlling interest on the effective date of this Agreement, WVURC may terminate this Agreement at its discretion, which discretion will not be exercised unreasonably. LICENSEE agrees to notify WVURC thirty (30) days prior to any such change in controlling interest.

17.          Indemnity—Product Liability

               A.              LICENSEE will indemnify WVURC, and its officers, employees and agents, against any damages, costs and expenses, including attorneys’ fees, arising from the commercialization and utilization of WVURC PATENT RIGHTS by LICENSEE and its sublicensee(s), including but not limited to the making, using, selling, or exporting of products, processes, or services derived therefrom. This indemnification

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will include, but will not be limited to, product liability claims.

               B.              LICENSEE will insure its activities relating to the Agreement at its own expense with an insurance company acceptable to WVURC or provide a certification of self-insurance acceptable to WVURC. LICENSEE will obtain, and maintain a minimum of One Million ($1,000,000.00) dollars of comprehensive or commercial form general liability insurance (including contractual liability and product liability). These coverages will not limit the liability of LICENSEE in any way. LICENSEE agrees to provide WVURC with certificates of insurance, including renewals, that show compliance with these requirements. LICENSEE’s failure to maintain this insurance shall be a material breach of this Agreement, and the license conveyed herein will automatically terminate.

                                 1.              If such insurance is written on a claims-made form, coverage must provide for a retroactive date of placement prior to or coinciding with the effective date of this Agreement.

                                 2.              LICENSEE agrees to maintain the general liability insurance specified in this Agreement during (a) the period that the LICENSED PRODUCT or LICENSED METHOD is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by LICENSEE or by a sublicensee, affiliate, or agent of LICENSEE, and (b) a reasonable period thereafter, but in no event less than two (2) years from the termination of this Agreement.

               C.              The insurance coverage as required under paragraph 17.B. above must:

                                 1.              Provide for Thirty (30) days’ advance written notice to WVURC of cancellation or of any modification;

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                                 2.              Indicate that WVURC and its officers, employees, students, and agents, have been endorsed thereon as additional named insureds; and

                                 3.              Include a provision that the coverages are primary and will not participate with, nor will be excess over, any valid and collectible insurance or program of self-insurance carried or maintained by WVURC.

18.          Late Payments

In the event royalty payments or fees are not received by WVURC when due, LICENSEE will pay to WVURC interest charges at the prime rate plus one (1%) percent, per annum, calculated from the date the payment or fee was due to the date payment is actually made. The prime per annum will be determined by the rate published in the Wall Street Journal on the day the payment was due.

19.          Notices

Any payment, notice, or other communication required or permitted to be given to either party hereto is deemed properly given and effective on the date of delivery if delivered in person or by first-class certified mail, postage paid, or by facsimile transmission with confirmation, to the respective address or facsimile number given below, or to any other address designated by written notice to the other party as follows:

                In the case of the LICENSEE:

                               IAS, Inc.
                               Suite 1103 – 11871 Horseshoe Way
                               Richmond, British Columbia
                               V7A 5H5 Canada

               With a copy to:

                              James L. Vandeberg, Esquire
                               The Otto Law Group, PLLC 900
                               Fourth Avenue, Suite 3140

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                               Seattle, Washington 98164

                                             AND

               In the case of WVURC:

                              Dr. John D. Weete, President
                               WVU Research Corporation
                               P.O. Box 6216
                               Morgantown, WV 26506-6216

               With a copy to:

                              Andrew G. Fusco, Esquire
                               Jeffrey A. Ray, Esquire
                               Eckert Seamans Cherin & Mellott, PLLC
                               2400 Cranberry Square
                               Morgantown, WV 26508-9209

20.          Force Majeure

Neither party is responsible for delay or failure in performance of any of the obligations imposed by this Agreement (except obligations requiring the payment of money by LICENSEE to WVURC, which obligations will not be excused or delayed by conditions of force majeure), if the failure is caused by fire, flood, explosion, lightning, windstorm, earthquake, subsidence of soil, court order or government interference, civil commotion, riot, war, or by any cause of like or unlike nature beyond the control and without fault or negligence of a party.

21.          Patent Marking

LICENSEE agrees to mark, in accordance with the applicable patent marking statute, all LICENSED PRODUCTS which have been made, used, sold or otherwise transferred to a third party, under the terms of this License Agreement.

22.         Governing Law

This Agreement shall be interpreted and construed in accordance with the laws of the State of West Virginia

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23.           Government Approval or Registration

If this Agreement or any associated transaction is required by the law of any nation to be either approved, permitted, or registered with any governmental agency, LICENSEE will assume all legal obligations to do so. LICENSEE will notify WVURC if LICENSEE becomes aware that this Agreement is subject to a U.S. or foreign government reporting, permitting, or approval requirement. LICENSEE will make all necessary findings and pay all costs including fees, penalties, and all other out-of-pocket costs associated with such reporting, permitting, or approval process.

24.          Disposition of Licensed Products on Hand Upon Termination

Upon termination of this Agreement by either party, LICENSEE must provide WVURC with a written list of any LICENSED PRODUCTS in the process of being sold, sublicensed, or in use by LICENSEE, and must destroy any LICENSED PRODUCTS in the possession of the LICENSEE unless otherwise directed by WVURC.

25.          Miscellaneous

               A.              The headings of the sections of this Agreement are included for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

               B.              No amendment or modification of this Agreement shall be binding on WVURC and LICENSEE unless made in a writing executed by duly authorized representatives of WVURC and LICENSEE.

               C.              This Agreement embodies the entire understanding of WVURC and LICENSEE and supersedes all previous communications, representations, or understandings, either oral or written, between WVURC and LICENSEE relating to this Agreement.

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               D.              In the event any one or more of the provisions of this Agreement is held to be invalid, illegal, or unenforceable in any respect, the invalidity, illegality, or unenforceability will not affect any other provisions hereof, and this Agreement will be construed as if such invalid or illegal or unenforceable provisions had never been part of this Agreement.

               E.              The terms and conditions of this Agreement are the result of arm’s length negotiations between the parties and their respective counsel. As the result, the terms and conditions hereof shall not be construed against either party.

IN WITNESS WHEREOF, both WVURC and LICENSEE have executed this Agreement, in duplicate originals, by their respective, duly authorized, officers on the day and year written above.

WVURC

By:	John D. Weete
Name/Title:	John D. Weete, President
Date:	March 17, 2005

IAS COMMUNICATIONS INC.

By:	/s/ John Robertson
Name/Title:	John Robertson, President
Date:	March 3, 2005

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SCHEDULE 1

U.S. Letters Patent 5,442,369

U.S. Letters Patent 6,028,558

U.S. Letters Patent 6,204,821

U.S. Letters Patent 5,734,353

U.S. Letters Patent 5,952,978